SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 13, 2006

Heartland Payment Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51265	22-3755714
(State or other jurisdiction of incorporation)	(Commission file Number)	(IRS Identification No.)

90 Nassau Street, Princeton, New Jersey 08542
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (609) 683-3831

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b)

☐                                    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Stock Repurchase

On January 13, 2006, the board of directors of Heartland Payment Systems, Inc. (“Heartland”) authorized Heartland to repurchase up to the lesser of (a) 1 million shares of its common stock or (b) $25 million worth of its common stock in the open market.  Heartland intends to use the authorization to repurchase shares opportunistically as a means of offsetting dilution from the issuance of shares under employee benefit plans.  Heartland has no obligation to repurchase shares under the authorization, and the specific timing and amount of the stock repurchase will vary based on market conditions, securities law limitations and other factors.  The stock repurchase will be executed utilizing Heartland’s cash resources including the proceeds of options exercises.

Early Release of Lock-Up

Citigroup Global Markets, Inc., lead underwriters for Heartland’s IPO in August 2005, has decided to release the shares of common stock underlying the lock-up agreements entered into in conjunction with the initial public offering of Heartland’s common stock.  The lock-up agreements cover an aggregate of approximately 24.3 million shares of Heartland common stock.  The termination of the lock-up restrictions shall occur after the market close on January 27, 2005.   Upon release of the lock-up, these shares will be available for sale subject to any resale restrictions of the federal securities laws, including, in some instances, the limitations of Rule 144 or 701 under the Securities Act of 1933, as amended. The lock-up restriction was previously scheduled to expire on February 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2006
Heartland Payment System, Inc.
(Registrant)

	By:	/s/ Robert H.B. Baldwin, Jr.
Robert H.B. Baldwin, Jr.
Chief Financial Officer